Exhibit T3A-6.1

OFFICIAL TRANSLATION

I, undersigned, lic. Karel Thijs, LL.M., certify that I am a sworn translator with the Court of First Instance of Aruba, and that the following English text, comprising 6 (six) pages, is a true and accurate translation of the original document in Dutch.

Today, the twenty-first of February two thousand one, appeared before me, mr.1 Jan Warmolt Bödeker, a civil-law notary in Aruba, in the presence of the witnesses identified below:

Mr. mr. ANDIN CEASAR GIOVANNI BIKKER, an attorney at law, living in Aruba at the address Morgenster 106, by his own account born in Aruba on the twentieth of August nineteen hundred sixty-nine, acting for the purpose of this deed:

a.	as managing director of the corporation “ZGB TRUST SERVICES (ARUBA) N.V.”, having its registered office at the address L.G. Smith Boulevard 50, and, in that capacity, lawfully representing this corporation;
b.	for himself in his private capacity.

The person appearing, acting as specified, stated that the corporation ZGB TRUST SERVICES (ARUBA) N.V. and he himself in his private capacity hereby together form a corporation (in Dutch: naamloze vennootschap), which will be governed by the following Articles of Incorporation:

NAME AND REGISTERED OFFICE

Article 1

1.	The name of the corporation is: ”NEW MILLENIUM (sic) TELECOM SERVICES N.V.” (prior to its incorporation doing business under the name of “New Millenium (sic) Investments N.V.” in formation).
2.	The corporation is registered in Aruba and may establish offices and/or branches elsewhere.

TERM

Article 2

The corporation has been formed for an indefinite time.

PURPOSE

Article3

The purpose of the corporation is:

1.	operating (mobile and other) telecommunications networks (in the widest technological sense of the word) in Aruba;
2.	setting up, possessing, and maintaining equipment and infrastructure required to operate (mobile or other) telecommunications networks in Aruba;
3.	applying for, obtaining, and having concessions and/or licenses required to set up, possess, maintain, and operate telecommunications networks;
4.	providing subscribers and/or other third parties authorized by them with paid connections to (mobile or other) telecommunications networks;
5.	importing, buying, and selling peripherals;

1 “Mr.” (in Dutch), short for “messter”, was the title formerly awarded to people with a law degree. (Translator’s note.)

6.	generating revenue, particularly (though not exclusively) revenue from the operation of telecommunications networks, sales of peripherals, and from investments made in the business and economic interest of the corporation;
7.	providing surety or other guarantees, and transferring-whether to a fiduciary owner or trustee or otherwise-title to, or mortgaging, pledging, or otherwise encumbering, assets, all this as security for the payment of debts of the corporation and debts of third parties, whether in exchange for consideration or otherwise;
8.	making full or partial pension provisions in favor of employees or former employees of the corporation and/or their surviving relatives;
9.	acting as a finance company, and acting as a broker in the financing of all sorts of transactions;
10.	the corporation may carry out the activities listed in paragraph 9 only as part of its normal business operations—other than acting to a significant degree as a finance company—, and only in such a way that the corporation does not qualify as a credit institution as defined in the National Ordinance on Oversight of the Credit System. In addition, the corporation is expressly prohibited from raising funds from the public and/or lending funds to the public;
11.	participating in, providing support to, or having any sort of interest in, or managing or acting as representative of, other enterprises, corporations, or legal entities, regardless of their stated purpose;
12.	performing any operations or any actions that are related to, arise from, or may be conducive to the foregoing in the widest sense of the word.

CAPITAL

Article 4

1.	The authorized capital is TWO HUNDRED FIFTY THOUSAND Aruban florins (AWG 250,000.00), divided into five thousand (5,000) shares of FIFTY Aruban florins (AWG 50.00) each, of which two thousand (2,000) shares have been placed and will be paid up.
2.	The other shares will be placed at such times and under such conditions as the general meeting of shareholders will decide, provided they are paid up and not below par.

Whenever shares are thus placed, the shareholders will have a preemptive right proportionate to their shareholding.

The general meeting may resolve to declare the preemptive-right arrangement not applicable to a specific issuance.

3.	Following a resolution to this effect of the general meeting of shareholders, the corporation may acquire paid-up shares in its authorized capital at its own expense and under onerous title, up to an amount such that at least one-fifth of the authorized capital remains placed with persons other than the corporation itself.

Shares possessed by the corporation may be alienated only by virtue of a resolution of the general meeting of shareholders.

4.	As long as any shares in its own capital belong to the corporation, the rights attached to shares will not be exercisable in relation to such shares. -------------------------------------------

These shares will be disregarded when verifying whether a certain part of the capital is represented at a meeting.

Article 5

1.	The shares will be registered. They will be numbered consecutively and be entered, along with the amount paid on each share and along with the surnames, first names, and addresses of the holders, into a register created and maintained for this purpose by the board of managing directors.
2.	When requested in writing by a shareholder, numbered stock certificates may be issued at such shareholder's expense, which certificates will be signed by the board of managing directors and will be accompanied by a set of dividend coupons and a talon that can be used to acquire new dividend coupons, all of which will carry the number of the share to which they belong.
3.	Shares will be delivered either through the service of a deed of delivery upon the corporation or through the written recognition of the transfer by the corporation, which recognition, when stock certificates have been issued, can only be proven by means of a note to this effect recorded on the stock certificate by the board of managing directors.
4.	The provisions laid down in the preceding paragraph apply by analogy to the apportionment of shares in the event of division of any community property.

Article 6

1.	The task of managing the corporation is assigned to a board composed of one or more managing directors.

Legal entities may also be appointed as managing directors.

2.	Managing directors will be appointed by the general meeting of shareholders and may be suspended or dismissed by this meeting at any time.
3.	At law and otherwise, the corporation will be represented by any one of the managing directors.
4.	The board of managing directors may appoint and dismiss attorneys-in-fact. The board will regulate their powers and the way in which they will represent the corporation and sign on its behalf and, in general, the conditions of their appointment.
5.	If one or more managing directors is/are absent or unable to act in that capacity, the authority to manage the corporation will reside entirely with the remaining managing directors or director.
6.	If all managing directors are, or the only managing director is, absent or unable to act in that capacity, a person designated by the general meeting of shareholders will be put in charge of managing the corporation.

GENERAL MEETINGS OF SHAREHOLDERS

Article 7

1.	All general meetings of shareholders will be held in Aruba.
2.	The annual general meeting of shareholders will be held within nine months after the end of the corporation's fiscal year.
3.	At this meeting:
a.	the board of managing directors will report on the corporation's course of business and the management conducted in the past fiscal year;
b.	the balance sheet and the income statement will be approved, after having been submitted together with explanatory notes mentioning by what standard the corporation's movable and immovable property have been valued;
c.	any motions listed on the agenda included with the meeting notice will be discussed.

Article 8

1.	All general meetings of shareholders will be convened by means of certified air mail letters sent to each shareholder's address as listed in the shareholder register maintained by the board of managing directors.
2.	The certified air mail letters will be sent at least ten days before the meeting, not including the day of the convocation nor the day of the meeting.
3.	The meeting notice must include a list of the items to be discussed.
4.	General meetings will be presided over by a person to be designated each time for this purpose by the meeting; a person to be designated by this chairperson will act as secretary.
5.	All resolutions of the annual and special meetings of shareholders will be adopted by an absolute majority of votes, except where these Articles of Incorporation provide otherwise.
6.	Shareholders may be represented at a meeting by a proxy appointed in writing or by telegraph.
7.	Managing directors or, in general, persons employed by the corporation are not allowed to act as proxies of shareholders at a meeting.
8.	Each share confers the right to cast one vote.
9.	Valid votes may also be cast for shares of any persons who, in a capacity other than that of shareholder of the corporation, would be granted any right in relation to the corporation, or would be released from any obligation to the corporation, as a result of the resolution to be adopted.

Votes on matters will be taken orally; in the event of a tie vote, the motion will be considered rejected.

Votes on persons will be taken by means of unsigned ballots, unless the meeting of shareholders unanimously approves oral voting. Signed ballots will be considered invalid. –

Voting by acclamation is allowed, unless any of the shareholders objects to it.

If, in a vote on the appointment of persons, no one has obtained the absolute majority, a new vote will be taken.

If no one has obtained the absolute majority then either, a new vote will be held between the two persons that obtained the most votes.

In case this results in more than two persons being eligible for the new vote, lots will previously be drawn to decide between which two of them the new vote will be taken, or, where applicable, who will be included in the vote together with the person for whom the highest number of votes was cast; in the event of a tie vote, the vote will be decided by drawing lots.

10.	Motions to be made by shareholders at either annual general meetings or special general meetings can be brought up for discussion only if they were submitted to the board of managing directors in writing at such time that they can be announced with due regard for the notice period set for calling general meetings, in the manner required for convocation. -
11.	If, however, the entire subscribed capital is represented at a general meeting of shareholders, it will be possible to adopt valid resolutions even when the provisions of paragraphs 1, 2, 3, and 10 of this Article have not been complied with, or have been complied with only in part, provided that such resolution is adopted unanimously.

Article 9

1.	The board of managing directors may consult the shareholders otherwise than by holding a general meeting of shareholders, namely by means of letters and/or telegrams addressed to shareholders.
2.	Any resolution adopted through this form of consultation will only be valid if it was adopted by the majority of votes required elsewhere in these Articles of Incorporation and if all shareholders have expressed themselves in writing and/or by telegraph.

FISCAL YEAR

Article 10

1.	The corporation's fiscal year coincides with the calendar year.
2.	The corporation's first fiscal year will run from the start of the corporation through the thirty- first of December two thousand one.

BALANCE SHEET AND INCOME STATEMENT

Article 11

1.	Within eight months after the end of the corporation's fiscal year, a balance sheet and an income statement, along with the explanatory notes referred to in Article 7, will be submitted to the general meeting of shareholders by the board of managing directors.
2.	The balance sheet and the income statement will be approved by the annual general meeting of shareholders.
3.	The approval of the balance sheet and the income statement will discharge the managing director(s) from liability for the management conducted by him/her/them in the past fiscal year, without prejudice to the provisions laid down in Article 116 of the Commercial Code of Aruba.

PROFIT DISTRIBUTION

Article 12

1.	Any profit, understood as the net profit reflected in the income statement, will be entirely at the disposal of the general meeting of shareholders.
2.	If and to the extent the corporation's profit allows, the board of managing directors may resolve to distribute one or more interim dividends as an advance payment of projected dividends.
3.	In the event the income statement for any year shows a loss that cannot be covered by reserves or offset otherwise, no profit will be distributed in subsequent years before the deficit has been cleared.

AMENDMENT OF THE ARTICLES OF INCORPORATION

AND DISSOLUTION OF THE CORPORATION

Article 13

1.	A resolution to amend the provisions of this deed or to dissolve the corporation may only be adopted at a general meeting of shareholders where at least three-fourths (3/4) of the subscribed capital is represented.
2.	If the required capital is not represented at this meeting, a second meeting will be called, to be held within two months after the first one, at which second meeting valid resolutions can be adopted on the aforementioned items, this time regardless of capital represented.
3.	In the event of dissolution of the corporation, its liquidation will be carried out under such terms and conditions as the general meeting of shareholders will decide.

Next, the person appearing stated:

-	that, as a departure from the appointment procedures set out above, the aforementioned Mr. mr. ANDIN CEASAR GIOVANNI BIKKER is hereby named the first managing director of the corporation; and
-	that, in the subscribed capital, the aforementioned corporation ZGB TRUST SERVICES (ARUBA) N.V. holds one thousand nine hundred ninety-nine (1,999) shares and the aforementioned Mr. mr. ANDIN CEASAR GIOVANNI BIKKER holds one (1) share.

In conclusion, the person appearing stated that the Minister of Justice, in a decree of the thirteenth of February two thousand one, number 6894/N.V., granted the certificate referred to in Article 38 of the Commercial Code of Aruba on a draft of this deed.

The person appearing and the witnesses are known to me, the civil-law notary.

WHEREOF THIS DEED, drawn up in one original copy, was executed in Aruba, on the date stated at the beginning of this deed, in the presence of:

Ms. Danila Mariella Wever, an office clerk, and

Ms. Maria Altagracia Dania-Kelly, an office clerk,

both of them living in Aruba, as witnesses.

Immediately following its reading, this deed was signed by the person appearing, the witnesses, and me, the civil-law notary.

A.C.G. Bikker; D.M. Wever; H. Dania-Kelly; J.W. Bödeker.

ISSUED AS A TRUE COPY

THE CIVIL-LAW NOTARY

[stamp:]

mr. J.W. BÖDEKER

[coat of arms of Aruba]

CIVIL-LAW NOTARY – ARUBA

[illegible signature]

 Lic. Karel Thijs, LL.M., lawyer and sworn translator

karelthijs@gmail.com / www.kareltranslates.wordpress.com

OFFICIAL TRANSLATION

I, undersigned, lic. Karel Thijs, LL.M., certify that I am a sworn translator with the Court of First Instance of Aruba, and that the following English text, comprising 2 (two) pages, is a true and accurate translation of the original document in Dutch.

[coat of arms of the Netherlands]

MR. R.E. YARZAGARAY
CIVIL-LAW NOTARY IN ARUBA

COPY

of a deed of

AMENDMENT OF ARTICLES OF INCORPORATION

of the corporation:

“NEW MILLENIUM (sic) TELECOM SERVICES N.V.”

registered in Aruba

Deed of June 13, 2014.

Case number: 19414/CW

AMENDMENT OF ARTICLES OF INCORPORATION

Today, the thirteenth of June two thousand fourteen, appeared before me, mr.1 Ralph Elias Yarzagaray, a civil-law notary in Aruba, in the presence of the two witnesses identified below: -- Mr. Remko Theodorus Maria VAN DER VELDT, a general manager, born in Haarlem (the Netherlands) on the twenty-third of October nineteen hundred seventy-four (10/23rd/1974), holder of a Dutch passport with number: NT677BR59, issued in Aruba on the twenty-first of August two thousand thirteen (08/21st/2013), valid until the twenty-first of August two thousand eighteen (08/21st/2018), living in Aruba at the address L.G. Smith Boulevard 60, married under the legal community property regime to Mrs. Vanessa Viola Tjoa.

The person appearing stated that the general meeting of shareholders, held on the ninth of April two thousand fourteen (04/09th/2014) in Aruba, of the corporation NEW MILLENNIUM TELECOM SERVICES N.V., registered in Aruba at the address L.G. Smith Boulevard 60, which

1 “Mr.” (in Dutch), short for “meester”, was the title formerly awarded to people with a law degree. (Translator’s note.)

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appears in the Trade Register of the Aruba Chamber of Commerce and Industry under number 27288, at which meeting the entire subscribed capital was represented, unanimously resolved to amend the Articles of Incorporation of the aforementioned corporation as detailed below, and at which meeting he, the person appearing, was also given a power of attorney to have the deed of amendment of articles of incorporation executed, and to sign that deed.

The proceedings of said meeting are evident from a copy of the minutes of said meeting that has been attached to this deed. Pursuant to the aforementioned resolution, the person appearing, acting as specified, stated that he amends the Articles of Incorporation of the aforementioned corporation “NEW MILLENIUM (sic) TELECOM SERVICES N.V.” to the effect that:

Article 12 is repealed and is replaced with a new Article 12, which reads:

“Article 12

The corporation's fiscal year will run from the first of April of any year through the thirty-first of March of the next year.”

In conclusion, the person appearing stated:

-	that the current fiscal year, which started on the first of January two thousand fourteen (01/01st/2014), will end on the thirty-first of March two thousand fourteen (03/31st/2014);
-	[that] the Minister of Justice, in a decree dated the sixth of June two thousand fourteen (06/06th/2014), number 12764/N.V., granted the certificate referred to in Article 97 of the Commercial Code of Aruba on a draft of this deed.

The person appearing and the witnesses are known to me, the civil-law notary.

WHEREOF THIS DEED, drawn up in one original copy, was executed in Aruba, on the date stated at the beginning of this deed, in the presence of Ms. Cristelle Valerie Graciella Werleman, a notarial assistant, born in Aruba on the twelfth of August nineteen hundred eighty-seven (08/12th/1987), unmarried, and Ms. Doris Priscilla van Romondt, a record journal manager/secretary, born in Aruba on the seventeenth of August nineteen hundred forty-eight (08/17th/1948), currently unmarried, both of them living in Aruba, as witnesses.

Immediately following its reading, this deed was signed by the person appearing, the witnesses, and me, the civil-law notary.

(Signatures follow)

ISSUED AS A TRUE COPY:

[illegible signature]

[illegible stamp]

 Lic. Karel Thijs, LL.M., lawyer and sworn translator

karelthijs@gmail.com / www.kareltranslates.wordpress.com

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